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                                                                     EXHIBIT 5.1



                                March 5, 1999



Calpine Corporation
50 West San Fernando Street
San Jose, CA  95113

               Re:    Calpine Corporation
                      Registration Statement on Form S-3 for 6,900,000 Shares of Common Stock and $500.0 million of Senior Notes

Ladies and Gentlemen:

               We have acted as counsel to Calpine Corporation, a Delaware corporation (the "Company"), in connection with the proposed issuance and sale by the Company of up to 6,900,000 shares of the Company's Common Stock (the "Shares") and $500.0 million in aggregate principal amount of Senior Notes (the "Senior Notes") pursuant to the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

               This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

               We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the issuance and sale of the Shares and the Senior Notes. Based on such review, we are of the opinion that:

               1. The Shares have been duly authorized, and if, as and when issued in accordance with the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance) will be legally issued, fully paid and nonassessable; and

               2. The Senior Notes have been duly authorized, and, when duly executed by the Company and duly authenticated by the trustee in accordance with the provisions of the Indenture, will constitute valid and legally binding obligations of the Company.

               We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in


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                                                             Calpine Corporation
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the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

               This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares and the Senior Notes.

                                            Very truly yours,


                                            BROBECK, PHLEGER & HARRISON LLP